Exhibit 99.1

Contact:	LeAnne Zumwalt
Investor Relations
DaVita Inc.
310-536-2420

DENISE FLETCHER JOINS DAVITA

El Segundo, CA, September 15, 2004, DaVita Inc. (NYSE: DVA) announced today that Denise K. Fletcher, 56, has joined DaVita today as Senior Vice President, Special Advisor to Kent Thiry, Chairman and CEO. On November 10, 2004, she will assume the office of Chief Financial Officer, a position currently held by Gary Beil, DaVita’s acting Chief Financial Officer. Mr. Beil will continue as the Company’s Controller and Principal Accounting Officer.

Denise K. Fletcher most recently served as Executive Vice President, Chief Financial Officer and Treasurer of MasterCard Incorporated. Prior to joining MasterCard, she was Senior Vice President and Chief Financial Officer of Bowne & Company from 1996 to 2000. Earlier she served as the Treasurer of The New York Times Company. She serves on the boards of Unisys Corporation, Sempra Energy and Orbitz, Inc. Denise earned a bachelors degree from Wellesley College and a master degree from Harvard University.

Kent Thiry, DaVita Chairman and CEO, stated, “Denise is an experienced, broad-based finance executive who brings strong leadership skills to DaVita. We look forward to the contributions she will make to our management team. She will help us pursue our Mission and live our Core Values.”

DaVita contracted with Hudson Highland Partners to assist the company in identifying possible candidates.

DaVita is a leading provider of dialysis services for patients suffering from chronic kidney failure. The Company operates and provides administrative services to kidney dialysis centers and home peritoneal dialysis programs domestically in 35 states, as well as Washington, D.C. As of June 30, 2004, DaVita operates or provides administrative services to 592 outpatient facilities serving 50,000 patients.